Exhibit 99.2

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA DECLARES QUARTERLY DIVIDEND

Houston, TX — October 24, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.10 per share on Comfort Systems USA, Inc. common stock.  The dividend is payable on November 22, 2019 to stockholders of record at the close of business on November 11, 2019.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 129 locations in 111 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.